Exhibit 10.2

Almost Family, Inc. 9510 Ormsby Station Rd., Suite 300 Louisville, KY 40223 (502) 891-1000 Fax (502) 891-8067

March 12, 2013

Daniel Schwartz

933 Skokie Ridge Drive

Glencoe, IL 60022

Dear Daniel:

We are pleased to extend an offer of employment to you for the position of Sr. Vice President of Operations with Almost Family, Inc. (“Almost Family” or the “Company”)  Your starting Base Salary will be $290,000 annually, which is earned and paid weekly.  In addition, the Company will pay you a Sign On Bonus of $45,000, (assuming your start date is by April 1) payable as follows: fifty percent upon hire,  and the remaining fifty percent on August 2, 2013.  Your start date will be as soon as mutually agreeable.

In addition to your base salary, you will be eligible for the following bonus/benefits programs:

•                  You will be eligible for a short term incentive (cash) bonus with a Target of 60% of your base salary that is based on the attainment of company goals as determined by the CEO.  There is an opportunity to earn up to 90% of your base salary based on exceptional performance.

•                  You will participate in the Company’s long-term equity program with a Target of 60% of base salary subject to the annual approval of the Compensation Committee of the Board of Directors.

•                  You will be eligible to participate in our Officer’s benefits package which includes medical, dental and life insurance, short and long-term disability, supplemental life insurance, sick time and paid holidays. (see attachment).

•                  You will be expected to sign a Non-Compete, Non-Solicitation and Confidentiality Agreement as is customary for the position being offered.

•                  The Company provides three weeks of paid vacation after the first year of employment.  One week may be taken after 6 months of employment.

•                  If your employment is terminated without cause (excluding by reason of disability, death, or voluntary resignation), you will receive 52 weeks of Base Salary plus a short term incentive Target calculated based on the same percentage earned as you earned in the previous year of employment.  For the first year, your earned percentage will be assumed to 100% of the short term incentive Target rate.  The company will also agree to provide health insurance continuation under COBRA, and pay the full COBRA premium for one year following termination.  These severance benefits will be contingent on you signing a mutually agreeable release agreement at the time of your separation, and will be paid out in equal weekly installments.  “Cause” for termination means a unilateral determination, based on reasonably available information, by the Chief Executive Officer or a majority of the Board of Directors of Almost Family, that you: (1) willfully failed to perform (other than by reason of disability), or were grossly negligent in the performance of your duties and responsibilities to the Company; (2) engaged in fraud, embezzlement or similarly dishonest acts against the Company or its employees, clients, customers or vendors; (3) engaged in unlawful conduct; or (4) engaged in other serious misconduct that is reasonably anticipated to result in material injury to the business, interests or reputation of the Company.

•                  The Company will pay for customary relocation expenses including six months of temporary housing, weekly travel to and from Chicago, and up to $50,000 for your residence move from Chicago, Illinois to Louisville, Kentucky.

•                  The Company at its discretion may modify all of the above compensation and benefit programs at any time.  During your orientation, a detailed discussion of all benefit plans, employment policies, and procedures will be given.

Any representation or understanding not addressed above will not be considered binding upon the Company unless in writing.  If employed, you may elect to resign at any time and the Company may elect to terminate your employment at any time for any reason.

As part of the Almost Family Team, you will have an opportunity to play a vital role in our continued growth.  I trust you will call on us if we can be of service to you in advance of your employment, or if you should require additional information.  Again, we hope you will decide to join our team and look forward to working with you in the future.

Please confirm your acceptance of this employment offer by signing below before the close of business on Friday, March 15, 2013.

Sincerely,

/s/ William B. Yarmuth

William B. Yarmuth

Chairman and C.E.O.

Offer of Employment Accepted

/s/ Daniel Schwartz	March 18, 2013
Daniel Schwartz	Date